Exhibit 10.25

Peak Holdings LLC

One Old Bloomfield Road

Mountain Lakes, New Jersey 07046

February 27, 2009

Mr. Craig Steeneck

Dear Craig:

In light of recent events impacting the economy and the performance of Peak Holdings LLC (the “Company”), the board of directors of the Company has decided to modify the vesting terms applicable to the Class B-2 Units (granted pursuant to the Subscription Agreement (as defined below)). The changes are intended to make it more likely that the Company will be able to satisfy the EBITDA-vesting targets under your Class B-2 Units. This means it will be more likely that you will become vested in these Class B-2 Units.

Capitalized terms used but not defined in this letter shall have the meanings ascribed such terms in your Management Unit Subscription Agreement dated as of June 11, 2007 (the “Subscription Agreement”).

Effective immediately, Part 2 of Schedule I to the Subscription Agreement shall hereby be amended to insert the following language immediately following the first paragraph thereof:

“Notwithstanding the foregoing, if the Class B-3 Units granted pursuant to the Management Unit Subscription Agreement dated April 2, 2007 by and between the Executive and the Company become “Vested Units” (as defined in such agreement) prior to the occurrence of a Termination Date, then the then current year’s and all subsequent years’ Class- B-2 Units that are Unvested Units shall become Vested Units.”

In addition, effective immediately, Part 2 of Schedule I to the Subscription Agreement shall hereby be amended by deleting in its entirety the chart set forth therein and replacing it with the following:

Fiscal Year	EBITDA Target (dollars in millions)	Cumulative EBITDA Target (dollars in millions)
2009

2010

2011

Except as is provided in this letter, the Subscription Agreement shall remain unchanged and continue in full force and effect.

Sincerely,

PEAK HOLDINGS LLC

By:	/s/ SHERVIN KORANGY
Name:	Shervin Korangy
Title:	Vice President